Exhibit 99.1

Shalini Sharp
Investor Relations
800.962.2436
ir@antigenics.com

Sunny Uberoi
Corporate Communications
917.443.3325
suberoi@antigenics

Antigenics to Raise $10 Million in Private Placement

LEXINGTON, MA — August 4, 2009 — Antigenics Inc. (NASDAQ: AGEN) today announced that it has entered into definitive agreements to sell in a private placement approximately 4.4 million shares of its common stock at a price of $2.28 per share, resulting in gross proceeds to the company of $10 million, before deducting placement agent fees and other offering expenses. The investors in this private placement will also receive six-month warrants to purchase up to approximately 2.2 million additional shares of common stock at an exercise price of $2.31 per share and 4 year warrants to purchase up to approximately 2 million additional shares of common stock at an exercise price of $2.50 per share. The warrants are not exercisable for the first six months following closing.

The closing of the offering is subject to certain conditions, and is expected to occur on or about August 4, 2009. Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM:RODM), served as the exclusive placement agent for the offering and Wharton Capital Partners, a New York based investment banking firm, served as the company’s financial advisor for the private placement.

Proceeds from the financing will be used primarily for funding key commercial and regulatory efforts. Given Antigenics’ current level of operations, the company anticipates that the proceeds from recent financing activities in addition to existing resources could be sufficient to fund operations into 2011.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state and securities laws. The company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon exercise of the warrants issued in this private placement.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. The company’s investigational product portfolio includes Oncophage® (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications, and QS-21 Stimulon®, an adjuvant being evaluated by Antigenics’ collaborative partners in approximately 15 clinical stage vaccines. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding a financing of the company and the potential conversion of warrants into common stock of the company for additional consideration. The financing, including the conversion of warrants, and the timing for any such conversion, is dependent on risks and uncertainties, including, among others, the satisfaction of certain closing conditions in respect of the financing; the valuation of the company’s common stock; the development and commercialization of the company’s products, including, without limitation, the potential launch of Oncophage in Russia and other territories and the filing for conditional approval of Oncophage in Europe; decisions by collaborative partners and licensees; decisions by regulatory agencies; timing and results of clinical and preclinical studies; the sufficiency of funds into 2011; and the factors described under the Risk Factors Section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2009. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above.